UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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THE BISYS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE BISYS GROUP, INC.
90 Park Avenue, 10th floor
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 11, 2004

The Annual Meeting of Stockholders of The BISYS Group, Inc. (“BISYS” or the “Company”) will be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 11, 2004, at 9:00a.m., local time, for the following purposes:

1.	To elect seven Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2.	To consider and vote upon a proposal to approve the Company’s 2005 Employee Stock Purchase Plan;

3.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 17, 2004 as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share of the Company’s Common Stock outstanding on the record date is entitled to one vote on all matters presented at the Annual Meeting.

All holders of the Company’s Common Stock (whether they expect to attend the Annual Meeting or not) are requested to complete, sign, date and return promptly the proxy card enclosed with this Notice.

By Order of the Board of Directors

Kevin J. Dell
Secretary

October 15, 2004

THE BISYS GROUP, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

November 11, 2004

This Proxy Statement is being furnished to stockholders of record of The BISYS Group, Inc. (“BISYS” or the “Company”) as of September 17, 2004 (the “Record Date”) in connection with the solicitation by the Board of Directors of BISYS of proxies for the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 11, 2004 at 9:00 a.m., local time, and at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is October 15, 2004.

As of the Record Date, the Company had outstanding 120,110,650 shares of Common Stock, $.02 par value (“Common Stock”), entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of votes cast. All other matters to properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to such matters. Abstentions and broker non-votes have no impact on the election of Directors except to reduce the number of votes for the nominee(s). With respect to all other proposals, abstentions as to particular proposals will have the same effect as votes against such proposals, whereas broker non-votes are not counted as votes and are not included in calculating the number of votes necessary for approval.

If your shares are registered in your name, you are considered a stockholder of record and, accordingly, you are receiving these proxy materials for your consideration. Stockholders of record may vote in person at the Annual Meeting or give their proxy to be voted at the Annual Meeting by completing and mailing the enclosed proxy card or over the Internet. If you are a stockholder of record and you would like to vote by using the Internet, please refer to the specific instructions contained in the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), you are considered the beneficial owner of those shares and you will receive proxy materials from those entities. In such case, your broker or bank will provide a voting instruction card with your proxy materials, which you should follow to vote. Beneficial owners of shares who wish to vote at the Annual Meeting must obtain a legal proxy from their broker, bank or nominee and present it at the Annual Meeting. The availability of Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Please refer to your voting instruction card.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of the following ways:

(1)	by notifying any of the named proxies in writing;

(2)	by delivering a duly executed proxy bearing a later date;

(3)	by properly submitting a new timely and valid proxy via the Internet after the date of the revoked proxy; or

(4)	by voting in person at the Annual Meeting.

You will not revoke a proxy previously given merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above. If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as Directors named below and for the other proposals referred to below. If any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote such shares in accordance with their own judgment.

1. ELECTION OF DIRECTORS

There are seven nominees standing for election to the Board at the Annual Meeting for terms expiring at the 2005 Annual Meeting. All of the nominees are current Directors. All of the nominees, other than Mr. Fradin, President and Chief Executive Officer of the Company, are “independent”, as defined under the NYSE (“NYSE”) Listing Standards. There are presently eight Directors serving on the Board of Directors. Mr. McInerney, who has served as a Director since the Company was formed in 1989, is retiring from the Board at the 2004 Annual Meeting. Mr. McInerney originally anticipated retiring from the Board at the 2003 Annual Meeting. To preserve Board continuity, and at the Board’s request, Mr. McInerney agreed to serve an additional one-year term. The Board extends its special thanks to Mr. McInerney for serving an additional term and for his many years of service to the Company and its stockholders. The Board does not intend to fill the additional seat on the Board, created by Mr. McInerney’s retirement, at the Annual Meeting but intends to fill that seat when the Nominating and Governance Committee has identified and recommended a suitable candidate. Directors elected at the Annual Meeting will serve until their respective successors are duly elected and qualified.

Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares of Common Stock covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

Nominees for Election as Director

Name	Principal Occupation	Served as Director Since
Robert J. Casale	Chairman of the Board of the Company Until retirement, Group President, Brokerage Information Services, Automatic Data Processing, Inc. (“ADP”), a financial services processing firm	1997
Denis A. Bovin	Vice Chairman — Investment Banking, and Senior Managing Director, Bear Stearns & Co. Inc., a financial services firm	2001
Thomas A. Cooper	Chairman, TAC Associates, a financial advisory and investment firm	1997
Russell P. Fradin	President and Chief Executive Officer of the Company	2004
Richard J. Haviland	Until retirement, Vice President and Chief Financial Officer, Automatic Data Processing, Inc.	2004
Paula G. McInerney	Until retirement, Chief Operating Officer of Oppenheimer Funds, a mutual fund company	2003
Joseph J. Melone	Until retirement, President and Chief Executive Officer, The Equitable Cos., Inc., a financial services company	1999

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to each of the nominees for the office of Director and each other executive officer of BISYS:

Mr. Bovin, 56, joined the Company as a Director in June 2001. Mr. Bovin is Vice Chairman — Investment Banking, and Senior Managing Director, of Bear Stearns & Co. Inc., a financial services firm. Prior to joining Bear Stearns in 1992, Mr. Bovin spent more than two decades at Salomon Brothers Inc. and headed that firm’s Investment Banking Corporate Coverage and Capital Markets Divisions after previously heading the firm’s Communications and Technology Group. He is a member of the Board of Directors of Bear Stearns & Co.

Mr. Casale, 65, has served as a Director of the Company since 1997. Mr. Casale is the former Group President, Brokerage Information Services, of ADP, a position in which he served from 1988 to 1998. His experience also includes serving as Managing Director, Mergers & Acquisitions/Corporate Finance of the High Technology Group of Kidder, Peabody & Co. and more than 10 years in various executive positions with AT&T, including President-elect of AT&T’s Special Markets Group, responsible for major joint ventures and partnerships. He is a member of the Board of Directors of EasyLink Services, a public company provider of services to facilitate the electronic exchange of certain information, Wall Street Access, a privately held NYSE member firm, and Northeast Securities, also a privately held NYSE member firm.

Mr. Cooper, 68, has served as a Director of the Company since 1997. Mr. Cooper was Chairman of TAC Associates, a financial advisory and investment firm, since 1996, and Chairman of Flatiron Credit Company, a finance company, from 1997 until 2004. He previously served since its formation and until 1996 as Chairman of TAC Bancshares, Inc., a holding company formed in 1991 to acquire and operate financial service institutions. He is a member of the Board of Directors of Renaissance Reinsurance, a publicly-held reinsurance company.

Mr. Fradin, 49, joined the Company as a Director and President and Chief Executive Officer of the Company in February 2004. Prior to joining the Company he had served for seven years in various senior executive positions with ADP, most recently as Group President, Global Employer Services. Prior to joining ADP, Mr. Fradin was a senior partner at McKinsey & Company, a consulting firm.

Mr. Haviland, 58, has served as a Director of the Company since September 2004. He served for 20 years in various executive and financial positions at ADP, most recently as its Chief Financial Officer and a member of its Executive Committee, retiring from the company in 2001. His experience prior to ADP includes 11 years in the auditing and assurance practice of Touche Ross & Co., a predecessor firm of Deloitte & Touche, a public accounting firm.

Mrs. McInerney, 55, has served as a Director of the Company since 2003. Mrs. McInerney has been a private investor in a number of private companies that provide various financial services since her retirement in 1998 as Chief Operating Officer of the Oppenheimer Funds. Mrs. McInerney’s career includes 15 years in various operations positions for financial services companies, including Dean Witter Reynolds (1983-1985), Fidelity Investments (1985-1990), Bankers Trust (1990-1995), and the Oppenheimer Funds (1995-1998).

Mr. Melone, 73, has served as a Director of the Company since August 1999. He retired as President and Chief Executive Officer of The Equitable Cos., Inc. in 1998, a position in which he served since 1996. He served from 1992 through 1995 as President and Chief Operating Officer of The Equitable upon its formation in 1992 after having served two years in the same position for its principal insurance subsidiary, The Equitable Life Assurance Society of the United States. Prior to joining The Equitable, Mr. Melone served as President of The Prudential Insurance Company of America. He is a member of the Board of Directors of Foster Wheeler Corporation, a publicly-held engineering and construction company. He also serves as Chairman of the Board of Horace Mann Educators Corp., a publicly held insurance company.

Director Compensation

Each Director is elected annually and holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Mr. Casale, as non-employee Chairman of the Board, receives an annual retainer of $150,000 for his services. Each other non-employee Director (i.e., each Director other than Messrs. Casale and Fradin) receives a $25,000 annual retainer, payable in quarterly installments. The Chairperson of the Audit Committee and the Chairperson of the Compensation Committee each receive an additional annual retainer of $5,000, also payable in quarterly installments. Each non-employee Director also receives a $1,000 daily meeting fee for personal attendance at each meeting, including committee meetings held other than on the same day as a Board meeting. Mr. Fradin does not receive any compensation for services as a Director.

Each non-employee Director also receives stock options to purchase shares of Common Stock of the Company in consideration of their services as a Director, pursuant to the Company’s Non-Employee Directors’ Stock Option Plan. Commencing with the 1997 Annual Meeting of Stockholders, each non-employee Director then elected by stockholders, and each new non-employee Director elected for the first time by stockholders at a subsequent Annual Meeting of Stockholders, was granted an option upon such election to purchase 25,000 shares of Common Stock of the Company at the fair market value of a share of Common Stock on the date of grant.

Each option vests 20% on the date of grant and 20% upon the Director’s re-election by stockholders at each subsequent Annual Meeting of Stockholders until such option is fully vested. Each option is exercisable to the extent vested. A new stock option for an additional 25,000 shares of Common Stock is granted to a non-employee Director upon re-election at the next Annual Meeting of Stockholders following the Annual Meeting at which any prior option becomes fully vested. All stock options under the Non-Employee Directors’ Plan are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. A total of 1,100,000 shares of Common Stock are authorized and reserved for issuance in connection with the grant of options under the Non-Employee Directors’ Stock Option Plan, of which 192,400 shares are currently available for future option grants.

Committees and Meetings

There are three standing committees of the Board of Directors: (i) the Audit Committee, whose current members are Messrs. Cooper (Chairperson) and Haviland, and Mrs. McInerney, (ii) the Compensation Committee, whose current members are Messrs. Melone (Chairperson) and Casale, and (iii) the Nominating and Governance Committee, whose current members are Messrs. Bovin (Chairperson), McInerney and Melone. Each of these committees has adopted a written charter. The committee charters are available on the Company’s web site at: www.bisys.com, in the Corporate Governance section under Investor Relations. The Audit Committee charter is also attached as Exhibit 1 hereto. Each of the committees is comprised solely of Directors satisfying the independence requirements of the NYSE.

Directors are expected to attend all Board meetings, meetings of committees on which they serve and the Annual Meeting of Stockholders and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2004, the Board of Directors held nine meetings, the Audit Committee held six meetings plus quarterly conference calls to review earnings prior to the release of earnings, the Compensation Committee held eight meetings, and the Nominating and Governance Committee held several informal telephonic meetings. All of the Directors attended at least 75% of the meetings of the Board of Directors and all Committees on which they served during fiscal 2004. All Directors who were in office at the time of the last Annual Meeting of Stockholders, other than two Directors who were retiring and were not standing for re-election, attended the last Annual Meeting of Stockholders. The Board meets in regular meetings at least quarterly and holds special meetings as needed. Meetings of the Board of Directors are chaired by the Chairman of the Board and in his absence by one of the Chairpersons of the three standing Committees of the Board. An executive session of non-management directors is held during each regular meeting and, where appropriate, during a special meeting. The Chairpersons of the three standing Committees of the Board serve as the Chairperson of the executive session on a rotating basis.

The Audit Committee is appointed by the Board of Directors to (a) assist the Board’s oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements, and (b) prepare the report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement. The Committee’s authority and responsibilities include the responsibility to consider whether there should be a regular rotation of the audit firm to assure continuing auditor independence and the sole authority to appoint or replace the independent auditor and to approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor. The Board has designated Mr. Cooper as the “audit committee financial expert” (as defined by SEC rules) serving on the Audit Committee.

The Compensation Committee is appointed by the Board of Directors to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans; and to provide a Compensation Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC. The Committee’s authority and responsibilities include the authority to determine CEO compensation for recommendation to the independent Directors for approval, and the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Director, CEO or executive officer compensation and to determine the terms of any such engagement.

Our Board has established a Nominating and Governance Committee whose members are appointed by the Board of Directors to (1) assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend to the Board the Director nominees for the next annual meeting of stockholders, (2) develop and recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company, (3) oversee the evaluation of the Board, including leading the Board in its annual review of the Board’s performance, and (4) recommend to the Board Director nominees for each standing Committee.

Director Independence and Qualifications; Communications with the Board

We require that our Board have a majority of Directors who meet the criteria for independence under applicable law and the rules of the NYSE. The Board has determined that, other than Mr. Fradin, who serves as President and Chief Executive Officer of the Company, all of the Directors during fiscal 2004 and all of the nominees for election as Directors, are independent under applicable law and the rules of the NYSE. We believe that a variety in the lengths of service among the Directors benefits the Company and its stockholders. Accordingly, there are no term limits for service on our Board. As an alternative to term limits, all Director nominations are considered annually by the Nominating and Governance Committee. Individuals who would be age 72 or older at the time of election are ineligible for nomination to serve on our Board. The Board determined at the time of the adoption of this age limit to set 75 as the age limit for Mr. Melone, since he was 72 at the time and the Board wanted the opportunity for Mr. Melone to continue as a Director if he so chooses. While it is the sense of our Board that individual Directors whose responsibilities materially change from those responsibilities they held at the time they were elected to the Board should volunteer to resign from the Board, it is not the sense of the Board that in every instance a Director who retires or changes from the position the Director held at the time of election should necessarily resign from the Board. In such event, the Nominating and Governance Committee will review the appropriateness of continued Board membership under the circumstances.

The Nominating and Governance Committee considers a number of criteria in evaluating and selecting candidates for election as a Director, including:

•	The personal and professional ethics, integrity and values of the candidate;

•	The independence of the candidate under legal, regulatory and other applicable standards;

•	The diversity of the existing Board;

•	The Professional experience and industry expertise of the candidate and whether it complements the existing Board;

•	The number of public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	The ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

•	The commitment of the candidate to serve on our Board for an extended period of time.

The Nominating and Governance Committee meets periodically to identify new candidates for the Board and to consider nominees for election as Directors at our next Annual Meeting. The Nominating and Governance Committee considers candidates identified by Directors, members of management, and by outside firms retained by the Committee. The Nominating and Governance Committee will also consider candidates recommended by stockholders for election as Directors at a future Annual Meeting of Stockholders, but does not solicit such recommendations. The Nominating and Governance Committee uses the same criteria in evaluating candidates, regardless of whether the candidate is identified or recommended by a Director, member of management, outside firm retained by the Committee or stockholders. In order to receive consideration, all such recommendations must be in writing addressed to the Chairperson of the Nominating and Governance Committee, c/o the Secretary of the Company, 90 Park Avenue, New York, New York 10016. Each such recommendation must include a reasonable amount of biographical information about the person recommended, contain a statement as to why the stockholder believes such person to be well qualified to serve as a Director, contain the written consent of the proposed nominee to the submission of such information and such recommendation, and be received by the Secretary of the Company no later than the May 1 preceding the Annual Meeting of Stockholders for which such person’s election is recommended. The recommendation must also include the name and address of the stockholder giving the recommendation, as it appears on the Company’s books and records, and of the beneficial owner of the shares, including the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.

The process for stockholders to communicate with the Board of Directors is set forth on the Company’s website: www.bisys.com, in the Corporate Governance section under Investor Relations.

Other Executive Officers

Kevin J. Dell, 48, serves as Executive Vice President, General Counsel and Secretary. He joined the Company as Vice President, General Counsel and Secretary in 1996 and became a Senior Vice President in 1998 and an Executive Vice President in 1999.

James L. Fox, 52, serves as Executive Vice President, Chief Financial Officer. He joined the Company in April 2003 as President of the BISYS Fund Services division, and was promoted to his current position in September 2003. Prior to joining the Company, Mr. Fox served from July 2001 to April 2003 as President and Chief Executive Officer of govONE Solutions L.P., a provider of electronic government payment services and a subsidiary of First Data Corporation. Prior to joining govONE Solutions, Mr. Fox served from July 2000 until August 2001 as Vice President and Chief Financial Officer of Gomez, Inc., a research and consulting company specializing in Internet technologies. From December 1999 until joining Gomez, Inc. in July 2000, Mr. Fox served as Vice Chairman of PFPC Inc., the mutual fund services company of PNC Financial Services Group, Inc., following the acquisition of the Investor Services Group of First Data Corporation by PFPC Inc. in December 1999. Prior to that acquisition, Mr. Fox had an eleven-year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and investment advisory firms, including President and Chief Executive Officer (1999) and Chief Operating Officer (1997-1998). He is a Director of Rock of Ages Corporation, a public company and an integrated granite quarrier, manufacturer and retailer of finished granite memorials.

John M. Howard, 37, serves as Executive Vice President and President, Insurance Services. Mr. Howard joined the Company in September 2004. Prior to joining the Company and from 2002 to September 2004, he served as President of the Prudential Select Brokerage unit of Prudential Financial, Inc., a financial services company. Prior to joining Prudential and from 2000 until 2002, he served as President of the Retirement Services strategic business unit of Conseco, Inc., a financial services company, and as President of Conseco Securities, Inc., a broker-dealer and subsidiary of Conseco, Inc. From 1993 until joining Conseco in 2000, Mr. Howard served in a number of senior management positions with GE Capital Services, Inc. and GE Finance Assurance, Inc., each a financial services subsidiary of General Electric Company, a conglomerate.

J. Robert Jones, 51, serves as Executive Vice President, Business Development. Mr. Jones joined the Company in 1989 as Vice President, Sales and Marketing. He became Senior Vice President, Business Development in 1996 and was elected to his current position in 1998.

William W. Neville, 50, serves as Executive Vice President and Group President, Information Services, a position to which he was promoted in September 2000. He joined the Company in 1992 as Senior Vice President/General Manager Sales, Eastern Region of the Banking Solutions division, and was promoted in 1997 to President of the Banking Solutions division.

Mark J. Rybarczyk, 49, serves as Executive Vice President, Human Resources. Mr. Rybarczyk joined the Company at the time of its formation in 1989 as Vice President, Human Resources. He became a Senior Vice President in 1993 and an Executive Vice President in 1998.

William J. Tomko, 46, serves as Executive Vice President and Group President, Investment Services, a position to which he was promoted in September 2000. He previously served as President of the BISYS Fund

Services division since 1999 and served in various other senior management and executive officer positions with that division since joining BISYS in 1993 following its acquisition of the Winsbury Group, an investment services firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 submitted to the Company during and with respect to fiscal 2004, all statements of beneficial ownership that were required to be filed with the SEC were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, based on the most recent filings made on Schedule 13G with the Commission with respect to the shares of Common Stock beneficially owned by stockholders reporting ownership of more than 5% of the shares of Common Stock issued and outstanding as of such filing:

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	15,593,480	(1)	13.0%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	11,750,263	(2)	9.8%

(1)	Based on its filing dated February 16, 2004. The stockholder has sole investment power with respect to the shares shown as beneficially owned by it. The stockholder has sole voting power with respect to 115,600 shares and has no voting power with respect to the remaining shares shown as beneficially owned by it.

(2)	Based on its filing dated February 13, 2004. The stockholder has shared investment power with respect to all of the shares shown as beneficially owned by it. The stockholder does not have sole voting power with respect to any of the shares shown as beneficially owned by it, and has shared voting power with respect to 9,536,025 shares shown as beneficially owned by it.

The following table sets forth, as of the September17, 2004 record date, certain information with respect to the shares of Common Stock beneficially owned by (i) each Director and nominee, (ii) each of the persons for whom individual compensation information is disclosed below under the heading “Executive Compensation,” and (iii) all the Company’s Directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned (1) (2)		Percent of Class	Number of Exercisable Stock Options Included in Number of Shares Beneficially Owned (2)
Denis A. Bovin	30,600		*	30,000
Robert J. Casale	30,000		*	30,000
Thomas A. Cooper	131,200		*	42,475
Russell P. Fradin	305,000		*	0
Richard J. Haviland	6,000		*	5,000
Paula G. McInerney	86,492		*	10,000
Joseph J. Melone	108,000		*	100,000
Dennis R. Sheehan	921,628		*	766,061
James L. Fox	60,000		*	18,000
J. Robert Jones	964,454	(3)	*	554,152
William J. Tomko	259,179		*	214,925
William W. Neville	346,113		*	315,984
All Directors and executive officers as a group (15 persons)	4,655,296		3.9%	2,915,734

*	Less than 1%

(1)	Each person, other than Mrs. McInerney, has sole voting and investment power with respect to the shares shown as beneficially owned. Mrs. McInerney is joint owner with her spouse of 76,492 shares shown as beneficially owned by her. The information assumes the election of nominees for Director and the resulting grant and vesting of stock options granted and to be granted pursuant to the Company’s Non-Employee Directors’ Stock Option Plan. For Messrs. Fradin, Sheehan, Fox, Jones, Tomko and Neville, the number of shares beneficially owned does not include the portion of their deferred compensation designated for investment in shares of Common Stock under the Company’s Deferred Compensation Plan. These shares are not beneficially owned until issued upon distribution in accordance with that Plan. As of September 17, 2004, the number of vested shares of Common Stock representing deferred compensation designated for investment in Common Stock by each such person is as follows: Mr. Fradin (16,091); Mr. Sheehan (13,299); Mr. Fox (0); Mr. Jones (67,873); Mr. Tomko (13,291); and Mr. Neville (6,151).

(2)	Includes shares issuable upon the exercise of stock options exercisable as of November 16, 2004 (60 days after the record date for the Annual Meeting). The number of shares shown in this column also assumes the re-election of Messrs. Bovin, Casale, Cooper, and Melone and Mrs. McInerney as Directors and the resulting additional vesting of previously granted stock options and the election of Mr. Haviland as a Director and the resulting grant of options to him pursuant to the Company’s Non-Employee Directors’ Stock Option Plan.

(3)	Includes 150,000 shares pledged to a securities broker pursuant to a pre-paid forward contract.

The Company encourages its Directors and executive officers to be stockholders of the Company but has no formal guidelines for ownership.

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended June 30, 2004, 2003 and 2002, certain compensation information as to Messrs. Fradin and Sheehan (each of whom served as Chief Executive Officer during a portion of fiscal 2004), and each of the four next most highly compensated executive officers of the Company serving as executive officers at June 30, 2004 (“Named Executive Officers”).

	Annual Compensation			Long Term Compensation Awards
(a)	(b)	(c)	(d)	(f)	(g)			(i)
					Securities Underlying Options/ SARs (#) (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Annual	Reload	Total	All Other Compensation ($) (3)
Russell P. Fradin (4)	2004	$250,000	$300,000	$630,000	375,000	0	375,000	$6,000
President and
Chief Executive Officer

Dennis R. Sheehan(4)	2004	$585,577	$301,000	$462,510	100,000	0	100,000	$79,808
Former President and	2003	$504,808	0		180,000	71,210	251,210	$80,887
Chief Executive Officer	2002	$406,359	$480,000		65,000	59,662	124,662	$83,653

James L. Fox (5)	2004	$398,119	$240,000	$263,000	40,000	0	40,000	$6,065
Executive Vice President
and Chief Financial Officer

J. Robert Jones	2004	$353,731	$165,500	$342,600	45,000	0	45,000	$110,007
Executive Vice President,	2003	$334,231	0		50,000	0	50,000	$166,000
Business Development	2002	$306,154	$375,000		50,000	34,861	84,861	$197,299

William J. Tomko	2004	$386,038	$224,000	$256,950	36,000	0	36,000	$17,332
Executive Vice President	2003	$378,269	$35,000		40,000	11,725	51,725	$29,018
Group President,	2002	$345,192	$235,000		40,000	0	40,000	$16,604
Investment Services

William W. Neville	2004	$375,192	$209,100	$85,650	36,000	0	36,000	$25,793
Executive Vice President	2003	$349,231	$180,000		40,000	0	40,000	$22,481
Group President,	2002	$319,231	$240,000		40,000	0	40,000	$12,705
Information Services

(1)	The value shown in the table represents the dollar value at the date of award of all restricted stock awards during the fiscal year. All restricted stock awards were made under the Company’s 1999 Equity Participation Plan. No restricted stock awards were granted prior to fiscal year 2004. The number and value of all unvested holdings of shares of restricted stock held by the Named Executive Officer as of June 30, 2004, based on a closing share price of $14.06 on that date, is as follows: Mr. Fradin (35,000 shares, $492,100); Mr. Sheehan (27,000 shares, $379,620); Mr. Fox (20,000 shares, $281,200); Mr. Jones (20,000 shares, $281,200); Mr. Tomko (15,000, $210,900); and Mr. Neville (5,000 shares, $70,300). Shares of restricted stock vest 25% per year over a four-year period from the date of grant on the grant anniversary date. The recipient of the restricted stock is entitled to the payment of dividends, if any, on such shares.

(2)	The number of options shown for each fiscal year reflects the actual number of total options granted (annual grants and reload grants) during such fiscal year as of the date of such grants and does not reflect the 2-for-1 stock split of the Common Stock in February 2002. The number of stock options and exercise price for stock options granted in fiscal 2004 is set forth below under the heading “Stock Options Granted in Fiscal 2004.”

(3)	For fiscal year 2004 includes (i) the Company’s matching contribution under the Company’s 401(k) Plan as follows: Mr. Fradin ($6,000); Mr. Sheehan ($6,500); Mr. Fox ($6,065); Mr. Jones ($6,250); Mr. Tomko ($4,544); and Mr. Neville ($6,249); (ii) the economic value of a “split dollar” life insurance policy as follows: Mr. Sheehan ($1,060); Mr. Jones ($1,593); Mr. Tomko ($1,301); and Mr. Neville ($1,214); (iii) the value of the Company’s matching contribution under the Company’s voluntary executive deferred compensation plan as follows: Mr. Neville ($6,000); and (iv) a bonus estimated to cover the interest payable on a loan made to certain of the

Named Executive Officers in 1999 to pay the exercise price of certain stock options and related income taxes, grossed up to cover the income taxes payable in respect of such bonus as follows: Mr. Sheehan ($59,946); and Mr. Jones ($96,743).

(4)	Mr. Fradin became an executive officer during fiscal year 2004 (in February 2004) when he joined the Company as President and Chief Executive Officer, at which time Mr. Sheehan resigned as President and Chief Executive Officer.

(5)	Mr. Fox became an executive officer during fiscal year 2004 (in September 2003) upon his promotion to Executive Vice President and Chief Financial Officer.

STOCK OPTIONS GRANTED IN FISCAL 2004

The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2004 under the Company’s 1999 Equity Participation Plan. The per share exercise price for all options is the last sale price as reported by the NYSE on the trading day immediately prior to the option grant.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or base Price ($/Sh)	Expiration Date	5% ($) (1)	10% ($) (1)
Russell P. Fradin	375,000	17.8%	$18.00	02/02/2014	$4,245,039	$10,757,762
Dennis R. Sheehan	100,000	4.8%	$17.13	08/14/2013	$1,077,297	$2,730,081
James L. Fox	40,000	1.9%	$13.15	10/01/2013	$330,799	$838,309
J. Robert Jones	45,000	2.1%	$17.13	08/14/2013	$484,784	$1,228,536
William J. Tomko	36,000	1.7%	$17.13	08/14/2013	$387,827	$982,829
William W. Neville	36,000	1.7%	$17.13	08/14/2013	$387,827	$982,829

(1)	The dollar amounts under these columns are based on the assumed appreciation rates of 5% and 10%. These amounts are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended June 30, 2004 and unexercised options held at the end of the fiscal year based on the last sale price of a share of Common Stock as of that date of $14.06.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Russell P. Fradin	0	N/A	0	375,000	$0	$0
Dennis R. Sheehan	2,000	$19,355	627,650	434,000	$575,309	$41,798
James L. Fox	0	N/A	10,000	80,000	$0	$30,000
J. Robert Jones	0	N/A	451,152	241,000	$409,922	$41,798
William J. Tomko	28,000	$239,250	143,725	180,000	$82,223	$20,899
William W. Neville	0	N/A	236,784	188,000	$225,598	$31,349

Equity Compensation Plan Information

The following table shows certain information with respect to the Company’s equity compensation plans as of June 30, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,401,540		$19.48	10,142,342
Equity compensation plans not approved by security holders	39,147	(1)	—	26,037	(2)
Total	13,440,687		$19.48	10,168,379

(1)	Represents shares of Common Stock contributed by the Company as matching employer contributions to the accounts of certain participants in the Company’s voluntary executive deferred compensation plan (“Deferred Compensation Plan”) and vested pursuant to the provisions of such plan, based on the participant’s designated investment of deferred compensation in shares of Common Stock. The material features of the Deferred Compensation Plan are described in this proxy statement under the heading “Executive Compensation — Deferred Compensation Plan.” The Deferred Compensation Plan is the only equity compensation plan of the Company not approved by security holders.

(2)	Represents an estimate of the shares of Common Stock that may be contributed as matching employer contributions to the accounts of certain current participants in the Company’s Deferred Compensation Plan based on designated investments of participant deferred compensation in shares of Common Stock that may vest over the next two years. The Deferred Compensation Plan does not limit the number of shares available for matching contributions.

Loans to Executive Officers

The Board of Directors approved, and the Company made, loans to certain executive officers, one of whom was also a Director of the Company, in November 1999 to assist them in exercising non-qualified stock options, retaining the underlying shares and paying the applicable taxes resulting from such exercises. These are the only loans made by the Company to executive officers or Directors, and no portion of the loans has been forgiven. During the fiscal year, the largest principal amount of the loans outstanding to such persons were as follows: Mr. Lynn Mangum, former Chairman of the Board (President, Chief Executive Officer and Chairman of the Board at the time of the loan) ($5,636,968); Mr. Sheehan ($941,476); Mr. Jones ($2,479,051); and Mr. Rybarczyk ($1,718,879). Messrs. Sheehan and Rybarczyk repaid their loans in their entirety during the fiscal year. Messrs. Mangum and Jones repaid a portion of their loans in accordance with their terms in September 2004, leaving an outstanding principal amount of $2,523,990 for Mr. Mangum and $1,193,807 for Mr. Jones. Each of the outstanding loans is a full recourse loan that is also secured by a pledge of certain shares of Common Stock acquired upon the exercise of the options. As of the September 17, 2004 record date, the value of the pledged shares represented greater than 100% of the outstanding loan balances. The principal is repayable the later of five years from the date of the loan or the expiration date of the option exercised using such loan proceeds. Accordingly, portions of the loans are repayable from time to time by Messrs. Mangum and Jones resulting in repayment in full not later than August 2007. Each loan is also repayable within one year of the death or termination of employment due to disability of the recipient and within 30 days of the recipient’s voluntary resignation. Each loan currently bears interest at the rate of 2.48%. The Board of Directors has authorized a payment to each loan recipient to cover the interest payable on his loan together with any additional individual income taxes, if any, incurred by such individual as a result of such payment. The payment is grossed up to cover any additional taxes resulting from such payment. The dollar amount of these payments to each of the Named Executive Officers is included in the Executive Compensation table of this Proxy Statement under “All Other Compensation.”

Employment Agreements

The Company does not have employment agreements with any of its executive officers but has entered into Key Executive Separation Agreements with its executive officers. The Agreements provide for certain lump sum severance payments in the event of termination other than for cause or following a change in control of the Company. For terminations other than for cause, the executive would receive one time (one and one-half times in the case of Mr. Fradin) the sum of (i) his then current base salary and (ii) the greater of his then current fiscal year “at Plan” annual incentive target amount or the immediately prior year’s annual incentive compensation settlement amount (such sum, prior to being multiplied, referred to as the “Applicable Severance Amount”). For terminations following a change in control, the executive would receive two times (three times in the case of Mr. Fradin) his Applicable Severance Amount. In the event of a change in control of the Company, the executive may unilaterally terminate his employment with the Company for any reason during the first 12 months after the change in control and, under certain circumstances, during the 13th through 36th month after the change in control. In the event of such termination of employment, the executive officer would receive a lump sum severance payment equal to two times (three times in the case of Mr. Fradin) his Applicable Severance Amount. The Agreement does not provide any guarantee of employment or any other terms and conditions of employment.

The Company entered into a Transition Services Agreement with Mr. Sheehan in October 2003 in connection with the Company’s announcement that Mr. Sheehan needed to step down as President and Chief Executive Officer as a result of a medical condition. The Compensation Committee approved the terms of the Agreement which provided, among other things, for Mr. Sheehan to continue as President and Chief Executive Officer until his successor was elected. The Agreement also provided for Mr. Sheehan to be paid his then current base salary of $600,000, the amount recommended by the Committee and approved by the Board in August 2003, and to be paid at an annual rate of $1 million (an amount approximately equal to his then current annual base salary plus his fiscal 2004 “at Plan” target incentive compensation) for a transition period from the date his successor was elected through December 31, 2004. Consistent with the terms of his Key Executive Separation Agreement, the Transition Services Agreement also provides for Mr. Sheehan to be paid a severance amount of $1 million during calendar year 2005.

Pursuant to the terms of their stock option agreements, in the event of a change in control of the Company, all options then granted to the executive officers of the Company become automatically vested, to the extent not previously vested, as of the effective date of such change in control.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan, certain management employees may elect, prior to the beginning of a year, to defer a portion of their annual compensation. Deferred amounts are designated for investment at the election of the participant in shares of Common Stock or other available investments. Certain participants, designated as “senior participants”, who elect to invest deferred amounts in Common Stock are entitled to a matching contribution by the Company equal to a percentage of the deferred amounts determined by the Company. Matching contributions by the Company vest after a two-year period and are forfeited if the participant does not remain in the employ of the Company during such two-year period. The Company’s deferred compensation obligations are payable in cash and Common Stock based on the cash balance in a participant’s account and the share balance of any portion of the participant’s account designated for investment in such shares. Deferred compensation obligations are payable to participants in a lump sum or in annual installments over a three, five, ten or fifteen-year period, as provided in the plan: (a) if the participant, upon termination of employment, has completed at least five years of service after becoming a participant and has either attained the age of 50 or completed ten years of service; (b) if the participant terminates employment because of disability; or (c) if the participant’s employment is terminated (other than for cause) after a change of control of the Company, as provided in the plan.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors addresses all issues relating to executive officer compensation. The current members of the Compensation Committee are Messrs. Melone (Chairperson) and Casale. Messrs. Casale and Melone are nominees for re-election to the Board of Directors. The Committee evaluates and recommends Board approval for the base salary and incentive compensation plans for the Chief Executive Officer. The Committee reviews and approves the base salary and incentive compensation plans for all executive officers reporting to the Chief Executive Officer, and other senior executives, if any, with a base salary in excess of $500,000. The Compensation Committee also establishes stock option plan participation levels for all employees, including executive officers, and approves all stock option grants and restricted stock awards to all employees under the Company’s 1999 Equity Participation Plan.

The components of the Company’s executive compensation program consist of base salary, annual cash incentive plans, restricted stock grants and stock options. The Company’s executive compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the information, investment, and insurance and education services industries, as well as within a broader spectrum of companies of comparable size and complexity. Competitive compensation information is determined from published sources as well as independent consultants to the Committee. Annually, total compensation for executive officers is compared to a peer group of companies (which peer group is reviewed annually), many of which are in the peer group index used to measure and compare cumulative shareholder return on an investment in the Company’s Common Stock under the heading “Performance Graph” included in this proxy statement. The Company’s philosophy is to target base salary and incentive compensation for its executive officers at the median of this peer group, with actual total compensation falling above or below this target based on each executive’s experience, time in position, skills and individual performance as well as the performance of the applicable business group and the Company as a whole.

The Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility wherever practicable. The Company’s annual incentive plan for executive officers and its stock option plan have been approved by shareholders pursuant to the requirements of Section 162(m) of the Internal Revenue Code. In the event that any compensation payable to executives covered by Section 162(m) may not be deductible by the Company, the Committee may require that such compensation be deferred until such time as it would become deductible.

Base Salary. Each executive officer’s base salary is derived primarily through an analysis of appropriate industry and competitive labor markets for executive officer services, prepared at the direction of the Committee by the Company’s Human Resources department with the advice of independent consultants. Other factors in formulating base salary recommendations include the level of an executive’s compensation in relation to other executives in the Company with the same, more or less responsibilities, the performance of the particular executive’s business unit or department in relation to established strategic plans, the Company’s operating budget for the year and the overall financial and strategic performance of the Company compared to target objectives.

Incentive Compensation Plan. For each executive officer, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company’s strategic plans and annual operating budgets. Each individual’s plan typically establishes an “at Plan” target and a number of performance objectives. The performance objectives typically include overall corporate revenue and operating income, the financial performance of an executive’s business unit, and various other measurable financial and non-financial objectives. Actual incentive compensation earned is determined following completion of the fiscal year based on performance compared to objectives. For fiscal 2004, the incentive compensation amounts paid to each executive officer, other than the Chief Executive Officer, were less than the executive officer’s “at Plan” target. The incentive compensation paid to the Named Executive Officers for fiscal 2004 performance is set forth in the Executive Compensation table.

Stock Option and Restricted Stock Grants. The Company maintains stock option plans that are designed to align executive employees’ and stockholders’ interests in the enhancement of stockholder value. In formulating recommendations for stock option and restricted stock grants, the Compensation Committee evaluates the dilutive impact of additional grants, the Company’s overall financial performance for the year, the executive’s performance during the prior fiscal year, the desirability of long-term service from an executive officer and the number of options and shares of restricted stock held by such officer and the terms of those grants as well as the number of options shares of restricted stock and the terms of those grants held by other executives of the Company with the same, more, or less responsibility than the executive officer under consideration. To encourage long-term performance, stock options typically vest over a five-year period and remain exercisable for ten years, and restricted stock grants vest over a four-year period. All stock option and restricted stock grants are subject to the execution of a restrictive covenant agreement by the optionee. All stock option and restricted stock awards in fiscal 2004 were granted under the Company’s 1999 Equity Participation Plan. Stock option grants made in fiscal 2004 are shown in the table under the heading “Option/SAR Grants in Last Fiscal Year” on a prior page.

In view of the Company’s performance for fiscal year 2004, the executive officers recommended to the Compensation Committee that executive officer base salaries and “at Plan” incentive compensation targets for all executive officers for fiscal 2005 be no greater than the base salaries and “at Plan” incentive compensation targets for fiscal 2004. The Compensation Committee accepted the officers’ recommendation.

CEO Compensation. Mr. Fradin joined the Company as President and Chief Executive Officer in February 2004, succeeding Mr. Sheehan following the Company’s announcement in October 2003 that Mr. Sheehan would need to step down as President and Chief Executive Officer as a result of a medical condition. The Compensation Committee recommended and the Board approved the terms of Mr. Fradin’s employment, including annual base salary of $650,000 and “at Plan” target incentive compensation of $600,000 for fiscal 2004 (of which $250,000 was guaranteed), the grant of stock options to purchase 375,000 shares of Common Stock, and the grant of 35,000 shares of restricted stock on customary terms under the Company’s 1999 Equity Participation Plan. Compensation for Mr. Fradin was based on the same criteria used for executive officers generally, including an analysis of the compensation of chief executive officers of comparable companies. Following the fiscal year, the Committee recommended and the Board approved an incentive compensation payment to Mr. Fradin in the amount of $300,000, $50,000 more than the amount guaranteed for the fiscal year, in consideration of his leadership in addressing the challenges faced by the Company and developing strategic initiatives to improve the Company’s growth in revenue and earnings. Consistent with the proposal made by the executive officers and accepted by the Committee, Mr. Fradin’s base salary and “at Plan” target incentive compensation remain unchanged for fiscal 2005.

Following fiscal 2004, Mr. Sheehan’s performance as Chief Executive Officer was evaluated using the same criteria as other executive officers and he was paid an amount less than his “at Plan” incentive compensation target for the fiscal year reduced by the incentive compensation amount he received in fiscal 2004 during his transition period.

Submitted by the Compensation Committee of the Board of Directors:	Joseph J. Melone, Chairperson Robert J. Casale

CERTAIN RELATIONSHIPS

Mrs. McInerney owns indirectly in excess of ten percent of the outstanding equity interests in Matrix Settlement & Clearance Services LLC (Matrix). Matrix provides settlement and clearing services for trades made by participants in certain retirement plans for which BISYS Retirement Services is the record keeper. During fiscal year 2004, the Company paid Matrix approximately $4.0 million for such services, which amount represents in excess of five percent of Matrix’s consolidated gross revenues for its last fiscal year. The Company anticipates that it will pay Matrix approximately $4.2 million for such services in fiscal year 2005, and anticipates that such amount will represent in excess of five percent of the consolidated gross revenues of Matrix for such period. The Board of Directors has reviewed the relationship and has determined that Mrs. McInerney is an independent Director (as defined under the NYSE Listing Standards) notwithstanding such relationship, because the Company’s relationship with Matrix is not material to the Company and Mrs. McInerney’s interest in Matrix is not material to Mrs. McInerney.

Mr. Bovin, who became a Director of the Company in 2001, is Vice Chairman — Investment Banking, and Senior Managing Director, Bear Stearns & Co. Inc., a financial services firm that has been the Company’s primary investment banking advisor for more than five years. The Company may engage Bear Stearns to provide financial advisory services in fiscal 2005 or in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Casale and Melone were members of the Company’s Compensation Committee throughout fiscal 2004. Mr. John Lyons, a former Director who retired prior to the 2003 Annual Meeting of Stockholders, served as a member and Chairperson of the Committee during the fiscal year until that Annual Meeting. Thereafter, the Committee was reduced to two members and Mr. Casale was elected Chairperson. Mr. Casale continued as a member of the Committee upon his election as Chairman of the Board of the Company effective September 1, 2004 with Mr. Melone being elected as Chairman of the Committee. Messrs. Melone and Casale are each an independent Director of the Company, as determined under the NYSE Listing Standards, as was Mr. Lyons during his tenure. Messrs. Melone and Casale are nominees standing for re-election to the Board. There were no Compensation Committee interlocks or insider participation during fiscal 2004.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change over the past five fiscal years in the cumulative shareholder return (assuming the reinvestment of dividends) of the Company’s Common Stock with the cumulative total returns of both a broad equity market index (S&P MidCap 400 Index) and a peer group index (S&P 1500 Data Processing Service Index).

Assumes $100 invested on June 30, 1999 in BISYS Common Stock and each of the broad market and published industry group indices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE BISYS GROUP, INC., THE S&P MIDCAP 400 INDEX
AND A PEER GROUP

250
200
150
100
50
0
DOLLARS
6/99
6/00
6/01
6/02
6/03
6/04
THE BISYS GROUP, INC.
S & P MIDCAP 400
PEER GROUP

* $100 invested on 6/30/99 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04
BISYS	$100	$105	$202	$228	$126	$96
S&P MidCap 400 Index	$100	$117	$127	$121	$120	$154
S&P 1500 Data Processing Service Index	$100	$113	$127	$111	$97	$110

The above report of the Compensation Committee, including the Performance Graph, is not deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such report or graph by reference.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of the Directors of the Company is comprised of three independent Directors and acts under a written charter approved by the Board of Directors (attached as Exhibit 1 hereto). The current members of the Audit Committee are Messrs. Cooper (Chairperson) and Haviland and Mrs. McInerney. From the beginning of the fiscal year up to the November 13, 2003 Annual Meeting of Stockholders, the members of the Committee were Mr. Jay DeDapper (Chairperson), and Messrs. Cooper and Melone. Mr. DeDapper retired from the Board prior to the 2003 Annual Meeting and Mrs. McInerney filled the vacancy on the Committee upon her election as a Director at the 2003 Annual Meeting. Mr. Cooper was elected Chairperson of the Committee, succeeding Mr. DeDapper. Mr. Haviland was appointed to the Committee upon joining the Board on September 1, 2004, and Mr. Melone stepped down from the Committee at that time, resulting in the current composition of the Committee. All members of the Committee during the fiscal year were, and all current members of the Committee are, independent as determined under the NYSE Listing Standards. All of the current members of the Committee are nominees for re-election to the Board of Directors.

Management has primary responsibility for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (“PWC”), the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements, as set forth in the Company’s 2004 Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and PWC. The Audit Committee also discussed with PWC, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepting accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, and filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:	Thomas A. Cooper (Chairperson) Richard J. Haviland Paula G. McInerney

2. APPROVAL OF THE 2005 EMPLOYEE STOCK PURCHASE PLAN

On August 17, 2004, the Board of Directors adopted, subject to stockholder approval, The BISYS Group, Inc. 2005 Employee Stock Purchase Plan (the “2005 Plan”). Under the 2005 Plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), options to purchase shares of Common Stock (“Employee Options”) will be granted to eligible employees of the Company. The Board of Directors believes that the grant of Employee Options is an important incentive for attracting, retaining and motivating employees through the opportunity of equity participation. The 2005 Plan is intended to serve this function. A copy of the 2005 Plan is attached to this Proxy Statement as Exhibit 2. The principal features of the 2005 Plan are summarized below.

Vote Required for Approval

The 2005 Plan will be submitted to stockholders for their approval at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 2005 Plan.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of the 2005 Plan.

Summary of the 2005 Plan

An aggregate of 800,000 shares of Common Stock have been reserved for issuance upon the exercise of Employee Options granted under the 2005 Plan, subject to stockholder approval of the 2005 Plan. If approved by stockholders, the 2005 Plan will become effective on January 1, 2005. The 2005 Plan will terminate on December 31, 2005, unless terminated earlier by the Board of Directors. An estimated 5,500 employees, who are regularly scheduled to work for the Company, or its subsidiaries, at least 20 hours per week and who have completed one month of employment as of January 1, 2005 for the Company, or its subsidiaries, will be eligible to receive Employee Options. In addition, any persons who become employees of the Company during 2005 by virtue of a merger or acquisition (whether such transaction involves the acquisition of stock or assets, an “Acquisition”) and who meet the remaining eligibility requirements (“Acquired Employees”) will be eligible to be granted Employee Options as of the first day of the calendar quarter following such Acquisition. The maximum number of shares that may be purchased by any participant under the 2005 Plan will be equal to $25,000 divided by the fair market value of a share of Common Stock on the effective date of grant (i.e., the last sale price of the Common Stock on the NYSE on the trading day immediately prior to the date of grant). No employee will be granted an Employee Option if (i) immediately after such grant such employee would own stock possessing 5% or more (including stock subject to outstanding options) of the total combined voting power or value of all classes of stock of the Company, or (ii) the exercise of such Employee Option would result in the employee acquiring a cumulative total of more than 2,500 shares of Common Stock under the 2005 Plan. In the event that any outstanding Employee Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Employee Option will be available for issuance under the 2005 Plan.

Under the 2005 Plan, the exercise price of an Employee Option will be the lower of: (i) 85% of the fair market value of a share of Common Stock on January 1, 2005 (or, in the case of Acquired Employees, the fair market value of the Company’s Common Stock on the effective date of grant, if higher) based upon the last sale price of a share of Common Stock on the NYSE on the most recent prior trading day, or (ii) 85% of the fair market value of a share of Common Stock on December 31, 2005, based upon the last sale price of a share of Common Stock on the NYSE on that date. All Employee Options will be considered exercised on December 31, 2005.

The Compensation Committee of the Board of Directors will administer the 2005 Plan. The Committee’s authority to administer the 2005 Plan includes the authority to (i) interpret the 2005 Plan and decide any matters arising thereunder, and (ii) adopt such rules and regulations consistent with the provisions of the 2005 Plan, as it may deem advisable to carry out the purposes of the 2005 Plan. The Company is responsible for all expenses and liabilities incurred by the Board of Directors or the Committee in administering the 2005 Plan.

The 2005 Plan provides that Employee Options are not transferable other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an Employee Optionis exercisable only by an optionee. In the event that after the adoption of the 2005 Plan the outstanding shares of the Company’s Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the number of shares of Common Stock (and the exercise price per share) subject to the unexercised portion of any outstanding Employee Option and the number of shares for which Employee Options may be granted under the 2005 Plan will be appropriately adjusted (to the nearest possible full share) by the Board of Directors, and such adjustment shall be effective and binding for all purposes. Notwithstanding the foregoing, the Board may make such adjustment as it deems equitable in respect of outstanding Employee Options, including, without limitation, the revision or cancellation of any outstanding Employee Options, in the event of an offer to acquire the outstanding shares of the Company or a transaction involving the sale of all or substantially all of the assets of the Company.

The market value of the Common Stock as of the close of business on September 17, 2004, as reflected by the last sale price of a share of Common Stock on the NYSE, was $14.12 per share. The decision whether to participate in the 2005 Plan, and the extent of such participation, is in the discretion of each eligible employee and, thus, the amount of Employee Options to be granted is presently not determinable. To date, no Employee Options under the 2005 Plan have been granted.

Federal Income Tax Consequences

The tax consequences of the Employee Options issuable under the 2005 Plan are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Employee Options granted pursuant to the 2005 Plan are intended to qualify as options issued under an “employee stock purchase plan” within the meaning of Section 423 of the Code. If an optionee makes no disposition of the shares acquired pursuant to the exercise of an Employee Option within two years from the date of grant of the option, then (i) such optionee will realize no taxable income as a result of the grant or exercise of such Employee Option, and (ii) on the subsequent disposition of the shares received upon exercise of the Employee Option or the death of the optionee, the optionee generally will realize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition or death over the exercise price, or (b) 15% of the fair market value of the shares at the time the Employee Option was granted. In the case of such a disposition, the optionee’s basis in the shares will be increased by the amount of ordinary compensation so realized, with the result that the optionee generally will realize long-term capital gain or loss equal to the difference, if any, between the proceeds realized from the disposition over the sum of (x) the exercise price and (y) the amount of ordinary compensation income realized. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of the Employee Options, the transfer of shares upon their exercise or the disposition of those shares.

If shares subject to an Employee Option are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company reports the optionee’s income to the Internal Revenue Service. The excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares on the date of exercise generally will be treated as short-term capital gain. If the amount realized on the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the optionee will have a short-term capital loss equal to the difference.

3. RATIFICATION OF APPOINTMENT OF AUDITORS

General

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June30, 2005, subject to the ratification of such appointment by stockholders at the Annual Meeting. This firm and Coopers & Lybrand L.L.P. (which merged with Price Waterhouse LLP in 1998 to form PricewaterhouseCoopers LLP) have audited the Company’s financial statements since the Company’s inception in 1989.

The Board will consider appointing other independent auditors in the event stockholders do not ratify the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement should such representative so desire and to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended June 30, 2004 and June 30, 2003.

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees	$1,318,429	$657,593
Audit-Related Fees	$1,153,868	$820,763
Tax Fees	$682,300	$638,954
All Other Fees	$0	$34,096
Total	$3,154,597	$2,151,406

•	Audit fees consist primarily of fees for the audit of our annual financial statements and certain broker-dealer audits and statutory audits. A substantial portion of the increase in audit fees in fiscal 2004 compared to fiscal 2003 relates to audit work performed in connection with the restatement of the Company’s financial statements for certain periods.

•	Audit-Related fees consist primarily of fees for service auditor reviews (i.e., SAS 70’s), employee benefit plan audits, and accounting consultations in connection with acquisitions. A substantial portion of the increase in audit-related fees in fiscal 2004 compared to fiscal 2003 relates to additional SAS 70 reports and audit-related work to meet various requirements under the Sarbanes-Oxley Act of 2002.

•	Tax fees consist of fees for tax compliance, tax advice and tax planning.

•	All other fees consist of fees for services other than the services described above. In fiscal 2003, the services consisted primarily of compliance reviews in connection with contracts and regulatory compliance processes.

The Audit Committee considered and determined that the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining the firm’s independence.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required for Ratification

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for fiscal 2005 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of the firm of PricewaterhouseCoopers LLP.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion. The Company’s Annual Report to Stockholders for the year ended June30, 2004 is being mailed to stockholders together with this Proxy Statement.

Solicitation of Proxies

The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, officers and employees of the Company (who will receive no additional compensation therefore), may solicit the return of proxies by telephone, telegram, facsimile and other electronic means or personal call. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Each holder of the Company’s Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

Stockholder Proposals

If any stockholder of the Company intends to present a proposal for consideration at the 2004 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must meet SEC requirements and be received at the Company’s principal executive offices, 90 Park Avenue, New York, New York 10016, Attention: Secretary, not later than June17, 2005 (120 days prior to October 15, 2005, the anniversary of the date on which the Company is first mailing its proxy materials for its 2004 Annual Meeting).

Discretionary Authority

A duly executed proxy given in connection with the Company’s Annual Meeting of Stockholders in 2005 will give each of the proxies named therein discretionary authority to vote on any matter of which the Company does not have written notice on or before August 31, 2005 (45 days prior to October 15, 2005, the anniversary of the date on which the Company is first mailing its proxy materials for its 2004 Annual Meeting), without advice as to the nature of such matter in the Company’s 2005 Proxy Statement.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed by the Company with the SEC, will be furnished (without exhibits), without charge to any person requesting a copy thereof in writing and stating that such person is a beneficial holder of shares of Common Stock of the Company on September 17, 2004, the record date for the Annual Meeting of Stockholders. Requests and inquiries should be addressed to The BISYS Group, Inc., 90 Park Avenue, New York, New York 10016, Attention: Investor Relations.

Exhibit 1

Adopted August 30, 2004

THE BISYS GROUP, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

The purpose of the Audit Committee of the Board of Directors (the “Board”) of The BISYS Group, Inc. (the “Company”) is to (a) assist the Board’s oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements and (b) prepare the report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by majority vote of the Board.

The chairperson of the Audit Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Audit Committee, by a majority vote, may designate a chairperson.

Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).

MEETINGS OF THE COMMITTEE

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall meet with management, the internal auditor and the independent auditor in separate executive sessions at least quarterly.

A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Audit Committee shall maintain minutes of its meetings and records relating to those meetings.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall make regular reports to the Board on its activities, as appropriate. In connection therewith, the Audit Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

The Audit Committee shall, on an annual basis, evaluate its performance. The evaluation shall address all matters that the Audit Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Audit Committee deems appropriate.

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The Audit Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

Without limiting the generality of the foregoing, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

4.	Review and discuss with management the Company’s earnings press release, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

6.	Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)	The management letter provided by the independent auditor, if any, and the Company’s response to that letter.

(c)	Any audit problems or difficulties and management’s response thereto, including any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.	Resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

9.	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review the experience and qualifications of the senior members of the independent auditor’s team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years in respect of one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent

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auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Audit Committee shall assure the regular rotation of the lead audit partner as required by law, and the Audit Committee shall consider whether there should be regular rotation of the audit firm itself to assure continuing auditor independence. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

12.	Set clear policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s accounts.

Selection, Evaluation and Oversight of the Auditor

13.	Review the performance of the Company’s independent auditors, including the lead partner of the independent auditor, and shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor. The Audit Committee shall consult with management but shall not delegate these responsibilities.

14.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee; and

15.	Review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company’s and such independent auditors (which approval should be made after receiving input from the Company’s management, if desired).

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal audit executive.

17.	Review the significant reports to management prepared by the internal audit department and management’s responses.

18.	Discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the activities of the internal audit department.

Compliance Oversight Responsibilities

19.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

20.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Miscellaneous

22.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	Secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or

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others, to assist the Audit Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company.

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Audit Committee may conduct or authorize investigations into or studies of matters within the Audit Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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Exhibit 2

THE BISYS GROUP, INC.

2005 Employee Stock Purchase Plan

Section 1.  Purpose. The purpose of The BISYS Group, Inc. 2005 Employee Stock Purchase Plan (the “Plan”) is to promote the interests of The BISYS Group, Inc., a Delaware corporation (the “Company”) and any Subsidiary thereof (as hereinafter defined), and its stockholders by providing an opportunity to certain current employees of the Company or any Subsidiary thereof to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and to encourage such employees to devote their best efforts to the business and financial success of the Company. It is intended that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423.

Section 2.  Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.01. “Base Pay” shall be determined as of the pay period immediately preceding the first business day of December 2004 by multiplying the normal biweekly rate of a salaried Employee by 26 or the hourly rate of an hourly Employee by such Employee’s hourly rate by the estimated number of regularly scheduled hours of work for such Employee during the one-year period ending the last business day of calendar year 2005. The calculation of Base Pay shall be made without regard to payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments. The foregoing notwithstanding, “Base Pay” for employees compensated on a commission-only basis, shall be considered to be $100,000 solely for purposes of the Plan.

2.02. “Board of Directors” shall mean the Board of Directors of the Company.

2.03. “Committee” shall mean the committee of the Board of Directors referred to in Section 5 hereof.

2.04. “Common Stock” shall mean the Common Stock, $.02 par value, of the Company.

2.05. “Eligibility Date” shall mean January 1, 2005; provided that any Employee who becomes an Employee of the Company or any Subsidiary by virtue of a merger or acquisition during the first three calendar quarters of calendar year 2005 (whether such transaction involves the acquisition of stock or assets) (an “Acquisition”) shall have an Eligibility Date as of the first day of the calendar quarter following the effective date of such Acquisition.

2.06. “Employee” shall mean any person, including an officer of the Company or an officer or director of a Subsidiary of the Company, who is customarily employed on a full-time or part-time basis by the Company or a Subsidiary of the Company and is regularly scheduled to work at least 20 hours per week.

2.07. “Offering” shall have the meaning described in Section 4.01.

2.08. “Option” shall mean any option to purchase Common Stock granted to an Employee pursuant to this Plan.

2.09. “Participant” shall mean any Employee that is eligible to participate in the Plan and who elects to participate in the Plan.

2.10. “Parent of the Company” shall have the meaning set forth in Section 424(e) of the Code.

2.11. “Subsidiary of the Company” shall have the meaning set forth in Section 424(f) of the Code.

Section 3.  Eligibility and Participation. The following provisions shall govern the eligibility of Employees to participate in the Plan.

3.01. Initial Eligibility. Any Employee who shall have completed one (1) month of employment as of January 1, 2005 (including, for Employees who become Employees by virtue of an Acquisition, employment with the acquired company) shall be eligible to participate in the Offering.

3.02. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:

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(a) If, immediately after such grant, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of any of the Company, a Subsidiary of the Company or the Parent of the Company, such ownership to be determined by applying the rules of Section 424(d) of the Code and treating stock which the Employee may purchase under outstanding options as stock owned by the Employee; or

(b) Which would permit his rights to purchase stock under the Plan (and under any other plans of the Company qualifying under Section 423 of the Code) to accrue at a rate which exceeds $25,000 (or, for an Employee who becomes an Employee by virtue of an Acquisition, a pro rata portion of $25,000 based on the portion of the year during which such Employee is eligible to participate hereunder) based on the fair market value of a share of Common Stock on the date of grant during calendar year 2005; or

(c) If the exercise of such Option would result in the Employee acquiring a cumulative total of more than 2,500 shares of Common Stock under the Plan.

3.03. Commencement of Participation. An eligible Employee may become a Participant in the Plan by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Company on or before the date set therefor. Payroll deductions shall be made from a Participant’s Base Pay and shall commence on the first regularly scheduled payday after the Eligibility Date where practicable and shall terminate on the last regularly scheduled payday on or before December 31, 2005, unless sooner terminated by the Participant pursuant to Section 9.01.

Section 4.  Common Stock Subject to the Plan.

4.01. Number of Shares. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate eight hundred thousand (800,000) shares of Common Stock. The Plan will be implemented by an Offering of shares of Common Stock (the “Offering”). The Offering shall begin on January 1, 2005 and shall terminate on December 31, 2005.

4.02. Reissuance. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock, as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan.

Section 5.  Administration of the Plan.

5.01. Committee. The Plan shall be administered by a committee (the “Committee”), which shall be established by the Board of Directors and shall consist of no less than two persons. All members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

5.02. Interpretation. The Committee shall be authorized (i) to interpret the Plan and decide any matters arising thereunder and (ii) to adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

5.03. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final and conclusive upon all parties.

5.04. Voting by Committee Members. Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

5.05. Expenses, Etc. All expenses and liabilities incurred by the Board of Directors or the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

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Section 6.  Payroll Deductions.

6.01. Amount of Deduction. At the time a Participant files his authorization for payroll deduction pursuant to Section 3.03, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in the Offering at the rate of from 1 to 15% of his Base Pay, or a pro rata portion thereof in the event an Employee becomes a Participant following an Acquisition.

6.02. Participant’s Account; No Interest. All payroll deductions made for a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account. No interest shall accrue on amounts credited to a Participant’s account under the Plan, regardless of whether or not the funds in such account are ultimately used to acquire shares of Common Stock.

6.03. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan pursuant to Section 9.01, but no other change can be made during the Offering and, specifically, a Participant may not alter the amount of his payroll deductions for the Offering.

6.04. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

Section 7.  Grant of Option.

7.01. Terms and Conditions. A description of the terms and conditions of this Plan shall be made available to the Participants in such form and manner as the Committee shall approve. Such description shall be consistent with this Plan and with the treatment of Options as being issued under an “employee stock purchase plan” under Section 423 of the Code.

7.02. Number of Option Shares; Pro Rata Allocation.

(a) On the Eligibility Date, each Participant shall be deemed to have been granted an Option, subject to the limitations of Section 3.02, to purchase a maximum number of shares of Common Stock equal to the number obtained by dividing $25,000 by the fair market value of a share of Common Stock of the Company on the Eligibility Date, based upon the closing price of the Common Stock on the new York Stock Exchange on the last trading day immediately preceding the Eligibility Date multiplied by a fraction, the numerator of which shall be the number of calendar quarters remaining in 2005 following the Eligibility Date and the denominator of which shall be 4 (the total number of quarters in the calendar year (i.e., multiplied by 1 where the Eligibility Date is January 1, 2005, multiplied by .75 where the Eligibility Date is April 1, 2005, and so on); provided, however, that in no event shall the total number of shares of Common Stock for which Options are granted exceed 800,000 shares.

(b) If the total number of shares of Common Stock for which Options would have been granted pursuant to Section 7.02(a) would have exceeded 800,000 shares (absent the proviso to that section), the Company shall make a pro rata allocation of the Options available for grant in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

7.03. Option Price. The Option price per share of Common Stock subject to an Option shall be the lower of:

(a) 85% of the fair market value of a share of Common Stock of the Company on the Eligibility Date for such Participant, based upon the closing price of a share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding the Eligibility Date; and

(b) 85% of the fair market value of a shares of Common Stock subject to the Option on the last trading day of calendar year 2005, based upon the last sale price of a share of Common Stock on the New York Stock Exchange on that date.

7.04. Fair Market Value. For purposes of this Plan, the fair market value per share of Common Stock as of any day shall mean the last sale price as reported on the New York Stock Exchange on such day or, if such day is not a trading day, the last preceding trading day. If at any time the Common Stock is not reported on the New York Stock Exchange, the fair market value of the shares of Common Stock subject to an Option on the date the Option is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

7.05. Interest in Option Stock. A Participant shall have no interest in shares of Common Stock covered by his Option until such Option has been exercised.

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7.06. Transferability. Neither payroll deductions credited to a Participant’s account nor Options shall be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee’s lifetime, an Option shall be exercisable only by the Optionee.

7.07. Tax Withholding. In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any “disqualifying disposition” of any shares of Common Stock acquired upon exercise of an Option granted hereunder, the Company shall be entitled to deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

Section 8.  Exercise of Options.

8.01. Automatic Exercise. Unless a Participant gives written notice to the Company of withdrawal pursuant to Section 9.01, his Option to acquire Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on December 31, 2005 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option price (but not in excess of the number of shares of Common Stock for which Options have been granted to the Employee pursuant to Section 7.02), and any excess in his account at that time will be returned to him.

8.02. Fractional Shares. Fractional shares will be issued under the Plan.

8.03. Delivery of Stock. As promptly as practicable after December 31, 2005, the Company will deliver to each Participant, in such Participant’s name, the shares of Common Stock purchased upon exercise of such Participant’s Option. Such issuances shall be in “book entry” form. No shares of Common Stock issued under the Plan may be certificated prior to January 1, 2006.

Section 9.  Withdrawal.

9.01. In General. A Participant may withdraw all payroll deductions credited to his account under the Plan at any time by giving written notice to the Company. All of the Participant’s payroll deductions credited to his account will be paid to him within 30 days after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay; provided, that, the Participant gives notice of withdrawal sufficiently prior to the next scheduled payroll deduction.

9.02. Cessation of Employee Status. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, for any reason, other than as a result of his death, the payroll deductions credited to his account will be returned to him.

9.03. Termination Due to Death. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, by reason of his death, his legal representative shall have the right to elect, by written notice given to the Executive Vice President of Human Resources of the Company prior to December 31, 2005 either:

(a) To withdraw all of the payroll deductions credited to the Participant’s account under the Plan, or

(b) To exercise the Participant’s Option granted under Section 7.02 for the purchase of shares of Common Stock on December 31, 2005 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in the Participant’s account will purchase at the applicable Option price, and any excess in such account will be returned to the Participant’s legal representative.

In the event that no such written notice of election shall be duly received by the office of the Executive Vice President of Human Resources of the Company, the Participant’s legal representative shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant’s Option.

Section 10.  Adjustments.

(a) In the event that after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company’s Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization,

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merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the Option price per share) subject to the unexercised portion of any outstanding Option; provided, however, that the limitations of Section 424 of the Code shall apply with respect to such adjustments; (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in Section 4.01 hereof, and such adjustment shall be effective and binding for all purposes of this Plan.

(b) Notwithstanding the foregoing, in the event of (i) any offer to holders of the Company’s Common Stock generally relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options including, without limitation, the revision or cancellation of any outstanding Options. Any such determination by the Committee shall be effective and binding for all purposes of this Plan.

Section 11.  Effect of the Plan on Employment Relationship. Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

Section 12.  Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding stock of the Company entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase materially the benefits accruing to Participants under the Plan, (ii) to increase materially (except for increases due to adjustments in accordance with Section 10 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder or (iii) to modify materially the requirements as to eligibility for participation in the Plan.

Section 13.  Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate one year after its effective date. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan.

Section 14.  Effective Date of the Plan. This Plan shall be effective as of January 1, 2005, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2004. If the Plan is not so approved, the Plan shall not become effective.

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THE BISYS GROUP, INC. 90 PARK AVE. NEW YORK, NY 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The BISYS Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
BISGP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BISYS GROUP, INC.

The Board of Directors recommends a vote "FOR" all nominees in Proposal No. 1 and "FOR" Proposals No. 2 and No. 3. Vote On Directors
1.	Election of Directors - Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
01) Denis A. Bovin 05) Richard J. Haviland
	02) Robert J. Casale 06) Paula G. McInerney	o	o	o
03) Thomas A. Cooper 07) Joseph J. Melone
04) Russell P. Fradin

Vote On Proposals					For	Against	Abstain

2.	The proposal to approve the Company's 2005 Employee Stock Purchase Plan.				o	o	o

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year ending June 30, 2005.				o	o	o

The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc. please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated		o

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

THE BISYS GROUP, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Stockholders Thursday, November 11, 2004

      The undersigned stockholder of THE BISYS GROUP, INC., a Delaware corporation, hereby appoints Russell P. Fradin and Kevin J. Dell, or either of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of The BISYS Group, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Club 101, 101 Park Avenue, New York, New York 10016 on November 11, 2004, at 9:00 a.m. (local time) and at any adjournment thereof, in accordance with the instructions on the reverse side.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposals No. 2 and No. 3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

      PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)